Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

J. C. Penney Company, Inc.:

We consent to the use of our report dated March 20, 2020 with respect to the consolidated financial statements of J. C. Penney Company, Inc. as of February 1, 2020 and February 2, 2019 and for each of the years in the three-year period ended February 1, 2020 incorporated by reference herein. Our report on the consolidated financial statements refers to a change in accounting method as of February 3, 2019 for the adoption of Financial Accounting Standards Board’s Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), as amended.

/s/ KPMG LLP

Dallas, Texas

December 29, 2020